EMPLOYMENT AGREEMENT
    THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of November 27, 2024 and effective as of March 17, 2025 (the “Effective Date”), is made by and between CBIZ, Inc., a Delaware corporation (the “Company”), and Brad Lakhia (the “Executive”).
RECITALS
A.The Company desires to employ the Executive as its Senior Vice President and Chief Financial Officer.
B.The Executive desires to be employed by the Company in such capacity, all pursuant to the terms and provisions of this Agreement.
    NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:
    1. Employment. During the period commencing on the Effective Date and continuing until the date that either the Company or the Executive terminates this Agreement in accordance with Section 5 of this Agreement (the “Employment Period”), the Company hereby employs the Executive as Senior Vice President and Chief Financial Officer of the Company, on the terms herein provided. The Executive shall report to the Chief Executive Officer of the Company.
    2. Powers and Duties; Efforts. Subject to the supervisory authority of the Chief Executive Officer, the Executive shall have those powers and duties normally associated with the position of Chief Financial Officer and such other powers and duties as may be prescribed by the Chief Executive Officer; provided, that such other powers and duties are consistent with the Executive’s position. During the Employment Period, the Executive shall devote substantially all his working time, attention and energies to the performance of his duties for the Company. Notwithstanding the immediately preceding sentence, the Executive shall be permitted, to the extent such activities do not substantially interfere with the performance by the Executive of his duties and responsibilities hereunder or violate Section 7 of this Agreement or the Company’s Code of Professional Conduct and Ethics Guide, to (a) manage the Executive’s personal, financial and legal affairs, including investing in other businesses, and (b) serve on other corporate and not-for-profit boards; provided, however, that before the Executive joins any board, the Executive shall require the approval of the Chief Executive Officer, which approval shall not be unreasonably withheld.
    3. Place of Employment. The principal place of employment of the Executive shall be at the Company’s principal executive offices in Independence, Ohio; provided, that the Executive shall be required to travel to other Company offices and on Company business.
    4. Compensation and Related Matters.
(a) Annual Base Salary. During the Employment Period, the Executive shall receive a base salary of not less than $625,000 per annum payable in accordance with the Company’s normal payroll practices, which shall be reviewed by the Compensation and Human Capital Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company on an annual basis in connection with its review of executive officer compensation (the “Annual Base Salary”).
(b) STI Award. In addition to the Annual Base Salary, for each fiscal year during the Employment Period, the Executive shall be eligible to participate in the Company’s annual short-term incentive plan in accordance with the terms and conditions of the Company’s short-term incentive plan for the applicable performance year. The Executive’s target payout for calendar year 2025 and thereafter will be 80% of his Annual Base Salary (the “STI Award”). A portion of the STI Award equal to 64% of the Executive’s Annual Base Salary will be determined and calculated on a formula based on the achievement of the Company of its targeted financial and other goals as established by the Committee and/or Board and a portion of the STI Award equal to 16% of his Annual Base Salary will be based on the Executive achieving individual goals established by the Chief Executive Officer. The relative mix of the STI Award between financial and other goals and individual goals may be modified from time to time by the Committee and/or the Board in connection with changes to the short-term incentive plan applicable to executive officers generally.

(c) Make Whole Payments. As soon as practicable after the Effective Date, and not later than March 30, 2025, the Company will issue to the Executive restricted stock units having an aggregate value equal to $2,000,000 as of the Effective Date, one-half of which will vest on the date that is 18 months after the Effective Date and one-half of which will vest on the third anniversary date of the Effective Date (the “Make Whole RSUs”).
(d) Long Term Incentive Compensation. During the Employment Period, the Executive shall be eligible to participate in the Company’s 2019 Omnibus Incentive Plan or any successor thereto (the “LTIP”), with the number and type of equity awards granted in the discretion of the Committee and the Board except as provided by the following sentence. The Executive will be entitled to an initial grant under the LTIP, with an initial grant date on or about the Effective Date and a value of $1,700,000, split equally between time-based restricted stock units with a three-year vesting period and performance share units with a three-year performance period, in each case pursuant to and subject to the LTIP.
(e) Benefits. During the Employment Period, the Executive shall be entitled to participate in the other employee benefit plans, programs and arrangements of the Company now (or, to the extent determined by the Board or Committee, hereafter) in effect which are applicable to the executive officers of the Company generally, subject to and on a basis consistent with the terms, conditions and overall administration thereof (including the right of the Company to amend, modify or terminate such plans).
(f) Reimbursement of Business Expenses and Moving Expenses. The Company shall promptly reimburse the Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses within 90 days of the date the expenses were incurred in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all executive officers of the Company. In addition, the Company shall promptly reimburse the Executive for all reasonable expenses incurred by the Executive in connection with the Executive’s move to the Cleveland, Ohio area (including reasonable lease breakage and other related transition expenses) upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force.
(g) Vacation; Sick Leave; Holidays. During the Employment Period, the Executive shall be entitled to participate in the vacation and sick leave policy applicable to other executive officers of the Company as the same may be amended from time to time, provided that in no event shall the Executive be entitled to less than four weeks of vacation per year. The Executive shall also be entitled to paid holidays in accordance with the Company’s practices with respect to same as in effect as of the Effective Date or as may be modified with respect to all executive officers of the Company.
(h) Automobile. During the Employment Period, the Company shall provide the Executive with an automobile allowance at a rate of $18,000 per annum.
    5. Termination.
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(a) The Executive’s employment hereunder and the Employment Period may be terminated as follows (and any such termination shall not in and of itself be considered a breach of this Agreement):
(i) Death. The Executive’s employment hereunder shall terminate upon his death.
(ii) Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been substantially unable to perform his duties hereunder for an entire period of three consecutive months, and within 30 days after written Notice of Termination (as defined in Section 5(b)) is given after such three month period, the Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate the Executive’s employment hereunder for “Disability.”
(iii) Termination for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean any of the following: (i) the failure by the Executive, after written notice from the Chief Executive Officer of the Company, substantially to perform his material duties and responsibilities as an officer or employee of the Company or any of its subsidiaries (other than any such failure resulting from incapacity due to reasonably documented physical or mental illness), (ii) any willful misconduct or gross negligence by the Executive that has the effect of materially injuring the business of the Company or any of its subsidiaries, including, without limitation, the disclosure of material secret or confidential information of the Company or any of its subsidiaries, (iii) fraud or dishonesty in the Executive’s relations with the Company or third parties, (iv) embezzlement, (v) conviction of a felony or misdemeanor involving moral turpitude, (vi) the use of illegal drugs, (vii) the Executive’s violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, retaliation, or other ethical misconduct; or (viii) the Executive breaches a material term of this Agreement, which breach is not cured within 30 days of receipt by the Executive of notice of such breach.
(iv) Resignation for Good Reason. The Executive may terminate his employment hereunder for Good Reason within 90 days after the Executive has actual knowledge of the occurrence, without the written consent of the Executive, of one of the following events that has not been cured within 30 days after written notice thereof has been given by the Executive to the Company (“Good Reason”): (A) a material decrease in the Annual Base Salary, or the amount of compensation potential under the STI Award, or the amount of compensation potential under the LTIP after the date of this Agreement; (B) a material decrease in the employee benefits available to the Executive, which decrease is materially different from the decreases that are generally applicable to executive officers of the Company taken as a whole; (C) the assignment, without the Executive’s consent, to the Executive of any duties materially inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Sections 1 and 2, or any action by the Company that results in a material diminution in such position, authority, duties or responsibilities (including any such action occurring solely as a result of the Company’s ceasing to be a publicly traded entity); (D) the permanent non-voluntary relocation of the Executive’s principal place of performance of services for the Company to a location more than 50 miles from Independence, Ohio and a further distance from his then principal residence, or (E) the Company’s breach of a material term of this Agreement.
(v) Termination without Cause. The Company may terminate the Executive’s employment hereunder without Cause for any or no reason.
(vi) Resignation without Good Reason. The Executive may resign his employment hereunder without Good Reason.
(b) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 5 (other than termination pursuant to subsection (a)(i)) shall be communicated by a written notice from the Company or the Executive to the other indicating the specific
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termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying a date of termination (the “Date of Termination”) which, except in the case of Termination by reason of Disability or Termination for Cause pursuant to Section 5(a)(ii) or 5(a)(iii), respectively, shall be at least 30 days following the date of such notice (a “Notice of Termination”). The Executive shall continue to receive his Annual Base Salary, annual STI Award and all other compensation and perquisites set forth in Section 3 through the Date of Termination.
    6. Severance Payments.
(a) Termination without Cause. In the event the Executive’s employment with the Company is terminated without Cause, the Company shall, subject to Sections 6(e), immediately vest all unvested Make Whole RSUs held by the Executive on the Date of Termination and pay the Executive an amount equal to $50,000, plus one and one-half times the sum of:
(i) the Executive’s Annual Base Salary in effect on the Date of Termination; plus
(ii) the average annual STI Award payout to the Executive for the two completed years immediately preceding the Date of Termination (such period, the “Determination Period”); provided, however, that if the Date of Termination occurs before the end of the Determination Period, then: (y) an amount equal to the STI Award payout to the Executive for the STI Award for the first year immediately following the Effective Date or (z) if the Date of Termination occurs before the Executive is eligible to receive an STI Award payout for the first year immediately following the Effective Date, then an amount equal to the STI Award (as applicable, the “Average STI Payout”).
(b) Termination without Cause following a Change in Control. In the event the Executive’s employment with the Company is terminated without Cause during the two-year period immediately following a Change in Control (as defined in Section 6(f) below), then in lieu of Section 6(a) above the Company shall, subject to Section 6(e):
(i) pay the Executive an amount equal to $50,000, plus one and one-half times the sum of (A) the Executive’s Annual Base Salary in effect on the Date of Termination plus (B) the Average STI Payout;
(ii) immediately vest all unvested restricted stock units held by the Executive on the Date of Termination; and
(iii) immediately vest all unvested performance share units held by the Executive on the Date of Termination (which shall be valued at the target amount).
(c) Timing of Payments. Cash payments required to be made by the Company pursuant to Section 6(a) or Section 6(b) shall be paid to the Executive in bi-monthly installments for a period of 24 consecutive months commencing in the first full month following the Date of Termination (the “Payment Period”).
(d) Benefits Provided Upon Termination of Employment. If the Executive’s termination or resignation does not constitute a “separation from service,” as such term is defined under Code Section 409A, the Executive shall nevertheless be entitled to receive all of the payments and benefits that the Executive is entitled to receive under this Agreement on account of his termination of employment. However, the payments and benefits that the Executive is entitled to under this Agreement shall not be provided to the Executive until such time as the Executive has incurred a “separation from services” within the meaning of Code Section 409A.
(e) Release. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to make any payment under this Section 6 (other than accrued Base Salary) unless (i) prior to
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the 60th day following the Date of Termination, the Executive executes a release of claims against the Company and its affiliates in a form reasonably satisfactory to the Company (the “Release”), and (ii) any applicable revocation period has expired during such 60-day period without the Executive revoking such Release. To the extent the Executive is required to sign a Release to receive any amount under this Section 6 deemed to be “deferred compensation” for purposes of Code Section 409A, and the 60-day period allotted to sign (and not revoke) the Release starts in one calendar year and ends in the following calendar year, such payments will be made in the second calendar year, notwithstanding when the Release is executed and becomes irrevocable. The Company shall provide the release to the Executive for his consideration within five days of the Date of Termination.
(f) “Change in Control” shall have the meaning provided in the LTIP.
    7. Competition; Non-Solicitation; Non-Interference.
(a) During the Employment Period and, following any termination of the Executive’s employment, for a period equal to (i) the Payment Period, in the case of a termination of employment for which payments are made pursuant to Section 6(a) or (b) hereof, or (ii) 24 months from the date of such termination in the event of a voluntary termination of employment by the Executive without Good Reason, or a termination by the Company for Cause, the Executive shall not, without the prior written consent of the Chief Executive Officer, directly or indirectly engage in, or have any interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business (other than a business that constitutes less than five percent of the relevant entity’s net revenue and a proportionate share of its operating income) anywhere in the United States which competes with any business of the Company or any entity owned by it; provided, however, that the Executive shall be permitted to acquire a stock interest in such a corporation provided such stock is publicly traded and the stock so acquired does not represent more than one percent of the outstanding shares of such corporation.
(b) During the Employment Period and for a period of two years following any termination of the Executive’s employment, the Executive shall not, directly or indirectly, on his own behalf or on behalf of any other person or entity, whether as an owner, employee, service provider or otherwise, solicit or induce any person who is or was employed by, or providing consulting services to, the Company or any of its subsidiaries during the 12-month period prior to the date of such termination, to terminate their employment or consulting relationship with the Company or any such subsidiary.

(c) In the event the agreement in this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

    (d) During the Employment Period and for a period of two years after the termination thereof, the Executive will not knowingly or purposefully directly or indirectly interfere with the relationship of Company and any employee, agent or representative of Company and will not knowingly or purposefully, directly or indirectly interfere with the relationships of Company with customers, dealers, distributors, vendors or sources of supply. After discussing the matter with the Executive, Company shall have the right, subject to applicable law, to inform any other third party that Company reasonably believes to be, or to be contemplating, participating with the Executive or receiving from the Executive assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Company hereunder, and
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that participation by any such third party with the Executive in activities in violation of this Section 7 may give rise to claims by Company against such third party.
    8. Nondisclosure of Proprietary Information; Non-Disparagement.
(a) Except as required in the faithful performance of the Executive’s duties hereunder or pursuant to subsection (c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, except for such information which is or becomes publicly available other than as a result of a breach by the Executive of this Section 8, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).
(b) Upon termination of the Executive’s employment with the Company for any reason, the Executive shall promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes and/or which contain proprietary information or trade secrets.
(c) The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.
(d) The Executive shall refrain, both during the term he performs services for Company and after his employment with Company has ended, from publishing any oral or written statements, to any person or entity (other than, during the term he performs services for Company, to Company, any Affiliates, or any of Company’s or affiliates’ directors, officers, employees, agents, or representatives) that damage or disparage the reputation of Company or any affiliates, or any of Company’s or affiliates’ directors, officers, employees, agents or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Company and its affiliates under this Section 8(d) are in addition to any and all rights and remedies otherwise afforded by law.
(e) Nothing in this Agreement or any other agreement between the parties or any policy of the Company or any of its affiliates shall prohibit or restrict any party or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (iii) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement or any other agreement among the parties or any policy of the Company or any of its affiliates prohibits or restricts any such party from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.
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9. Section 409A of the Internal Revenue Code.
(a)    This Agreement, and any amounts payable and any benefits under this Agreement, are intended to comply with, or be exempt from, the provisions of Section 409A of the Internal Revenue Code and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith or exempt therefrom. In no event will the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or for damages, costs or expenses resulting from for failure to comply with Section 409A.
(b)    A termination of the Executive’s employment hereunder will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit constituting “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination”, “termination of employment” or like terms mean “separation from service”. Notwithstanding anything to the contrary in this Agreement, in the event that any payment or benefit made hereunder or under any compensation plan, program or arrangement of the Company would constitute payments or benefits pursuant to a “non-qualified deferred compensation plan” within the meaning of Section 409A and, at the time of the Executive’s “separation from service”, the Executive is a “specified employee” within the meaning of Section 409A, then any such payments or benefits will not be made or provided until the date which is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” of the Executive and (ii) the date of the Executive’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 9(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.
(c)    For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period will be within the sole discretion of the Company.
(d)    If any reimbursements or in-kind benefits provided by the Company pursuant to this Agreement would constitute “nonqualified deferred compensation” for purposes of Section 409A, such reimbursements or in-kind benefits are subject to the following rules: (i) the amounts to be reimbursed, or the in-kind benefits to be provided, will be determined pursuant to the terms of the applicable benefit plan, policy or agreement; (ii) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (iii) any reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) the Executive’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.
(e)    Notwithstanding anything contained in this Agreement to the contrary, in no event will any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.
10. Injunctive Relief. It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 7 and 8 will cause irreparable damage to the Company and its goodwill,
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the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief.
11. Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.
12. Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.
13. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio.
14. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
15. Notices. Any notice, request, claim, demand, document or other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:
(a) If to the Company, to:
CBIZ, Inc.
5959 Rockside Woods Boulevard North, Suite 600
Cleveland, Ohio 44131
Attention: Chief Legal Officer

(b) If to the Executive, to him at the address set forth below under his signature;
or at any other address as any party shall have specified by notice in writing to the other party in accordance with this Section 15.
16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
17. Entire Agreement; Prior Employment Agreement. The terms of this Agreement, together with the equity compensation agreements for LTIP awards and the STI Award, are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement, and the aforementioned contemporaneous documents, shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
18. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and the Chief Executive Officer of the Company. By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any
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right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.
19. No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.
20. Arbitration. Any dispute arising between the Company and the Executive with respect to the performance or interpretation of this Agreement shall be submitted to arbitration, in Cleveland, Ohio, for resolution in accordance with the commercial arbitration rules of the American Arbitration Association, modified to provide that the decision by the arbitrators shall be final and binding on the parties, shall be furnished in writing, separately and specifically stating the findings of fact and conclusions of law on which the decision is based, and shall be rendered within 90 days following impanelment of the arbitrators.
21. Indemnification and Insurance; Legal Expenses. The Executive shall be entitled throughout the Employment Period in his capacity as an officer of the Company or any of its subsidiaries, or as a member of any other governing body or any partnership or joint venture in which the Company has an equity interest, to the benefit of the indemnification provisions contained in the Certificate of Incorporation and Bylaws of the Company as in effect from time to time, to the extent not prohibited by applicable law at the time of the assertion of any liability against the Executive.
(SIGNATURE PAGE FOLLOWS)

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

CBIZ, INC.

By:
Name:	/s/ Jerome P. Grisko, Jr.
Title:	Chief Executive Officer

EXECUTIVE

/s/ Brad Lakhia

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